EXHIBIT 99-1
PRESS RELEASE

EMCORE Corporation Announces 2008 Revenue Guidance and Preliminary Unaudited Results For Its First Quarter Ended December 31, 2007

•
Including our pending acquisition, fiscal 2008 annual revenue guidance is estimated at $265 - $285 million, an increase of 25% from our previously provided revenue guidance and a 60% increase when compared to prior year annual revenue of $170 million

•	Including our pending acquisition, calendar year 2008 revenue guidance is estimated at $340 million
•	Quarterly revenue increased 21% year-over-year to approximately $47 million
•	Quarterly gross margin increased from 14% to 21% year-over-year
•	Including our pending acquisition, 2nd quarter revenue guidance is estimated at $56-57 million

ALBUQUERQUE, New Mexico, February 6, 2008 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its first quarter ended December 31, 2007.

Consolidated revenue for the quarter ended December 31, 2007 totaled approximately $47 million.  This represents a revenue increase of approximately 21% from $38.6 million reported last year and flat when compared to the prior quarter. Fiber Optics revenue totaled $34.0 million, which represents an increase of 34% from $25.3 million reported last year and an increase of 9% from $31.2 million reported from the prior quarter.  The increase in revenue was primarily related to sales of our broadband products, as well as a recovery of 10G products that serve the digital fiber optics sector, which increased 13% year-over-year and 16% from the prior quarter.  Photovoltaics revenue totaled approximately $13 million, which represents a decrease of 3% from $13.3 million reported last year and a decrease of 18% from $15.8 million reported from the prior quarter.  Our Photovoltaics division experienced delivery and installation delays on capital equipment purchased for its new concentrator photovoltaics (CPV) solar cell and receiver manufacturing line.  The delayed equipment caused a shortfall of approximately $3.0 million in revenue associated with scheduled CPV receiver shipments.  All required capital equipment is expected to be on line in the current quarter and shipment of CPV receivers should commence shortly.  We expect to make up the revenue shortfall in the current fiscal year with no impact to fiscal 2008 revenue guidance.

Consolidated gross profit for the quarter ended December 31, 2007 totaled $9.8 million, which represents an increase from $5.5 million reported last year and from $8.2 million reported in the prior quarter.  Consolidated gross margin was approximately 21%, which represents an increase from 14% gross margin reported in the prior year and from 17% gross margin reported in the prior quarter.  On a segment basis, Fiber Optics gross margins were 23% for the first quarter ended December 31, 2007, an improvement from 18% gross margin reported in both the prior year and the prior quarter.  The increase in Fiber Optics gross margins is primarily due to increased revenue and restructuring efforts completed by the Company in the prior year.   Photovoltaics gross margins were 14% for the first quarter ended December 31, 2007.  Photovoltaics gross margin on a quarterly basis improved from 8% gross margin as reported in the prior year and decreased from 17% gross margin as reported in the prior quarter.  The sequential decrease in Photovoltaics gross margin was a result of deferred revenue and unfavorable product mix.

Excluding stock-based compensation expense, professional fees incurred associated with our review of historical stock option granting practices, non-recurring legal expenses, and severance and restructuring-related expenses (later referred to as “Adjusted Expenses” and disclosed in detail in the attached non-GAAP tables), operating expenses for the quarter ended December 31, 2007 totaled $16.0 million.  This represents an increase of $1.9 million of operating expense when compared to the prior year.  This annual increase was primarily related to increased SG&A spending in our new Terrestrial Solar Power Systems division, as well as in our other divisions to support revenue increases.    On a GAAP basis, operating expenses for the quarter ended December 31, 2007 totaled $23.4 million, which represents an increase from $19.2 million reported last year and a decrease from $24.8 million reported in the prior quarter.  A significant portion of the year-over-year increase in operating expenses was due to non-cash stock-based compensation expense.  The Company incurred approximately $4.4 million in additional non-cash stock-based compensation expense related to the modification of stock options issued to former employees.

Excluding Adjusted Expenses, our adjusted operating loss for the quarter ended December 31, 2007 totaled $6.0 million.  This represents a decrease in operating loss of 28% or $2.3 million when compared to the prior year.  On a GAAP basis, operating loss for the quarter ended December 31, 2007 totaled $13.6 million.

Excluding Adjusted Expenses, our adjusted net loss for the quarter ended December 31, 2007 totaled $6.8 million or $0.13 loss per share. This represents a decrease in net loss of 13% or $1.0 million when compared to the prior year.  On a GAAP basis, net loss for the quarter ended December 31, 2007 totaled $14.5 million, or $0.28 loss per share.

As of December 31, 2007, the Company had an order backlog of approximately $156 million as compared to a backlog of approximately $149 million as of September 30, 2007.  The December 31, 2007 order backlog is comprised of $142 million for our Photovoltaics segment and $14 million for our Fiber Optics segment.  Within our Photovoltaics segment, $53 million relates to our satellite solar power business and $89 million relates to our terrestrial solar power business.

Cash, cash equivalents and marketable securities at December 31, 2007 totaled approximately $30 million, a decrease of $11.5 million from the prior quarter. The decrease was primarily due to payment of professional fees incurred associated with our review of historical stock option granting practices, legal costs associated with our patent infringement lawsuits against Optium Corporation, interest payments on our convertible subordinated notes, capital expenditures, and various other increases in net working capital requirements. The Company has plans to improve its liquidity position through additional equity financing, as well as potential asset sales.

Management Discussion and Outlook:

“Fiscal 2008 has started on a positive note with our recent success in developing large CPV solar power system opportunities to be deployed in the Canadian, South Korean and Spanish markets.  We are also very excited about the opportunity to supply up to 700 MW of solar power systems in the southwestern region of the United States. Our order backlog for CPV components continues to increase.  Our Fiber Optics divisions continue to experience significant revenue growth both year-over-year and quarterly and the recently announced acquisition of Intel’s telecom assets compliment our digital fiber optic product portfolio.  We are pleased with the improvement in operating margins and we remain confident that 2008 will be a year of solid earnings improvement and profitability for the Company.  Calendar year 2008 revenue is expected to exceed $340 million, and the progress in each of our business segments continues to point towards the path of separating EMCORE into two separate companies,” stated Reuben F. Richards, Jr., Chief Executive Officer.

Company & Quarterly Highlights:

December 12, 2007 -EMCORE announced that it signed a memorandum of understanding for the supply of 60 Megawatts (MW) of solar power systems that are scheduled for deployment in Ontario, Canada over the next three years. EMCORE will supply and install turn-key solar power systems in the Sault Ste Marie area utilizing EMCORE's CPV systems developed at its Albuquerque, NM facility. EMCORE also has the right to substitute other solar technologies in portions of the projects. The project developer, Pod Generating Group (PGG), has secured the licenses and permits for the project through the Ontario Power Authority Standard Offer Program and system deployment is expected to begin in mid-2008. PGG is a developer of photovoltaics-based power generation facilities in Northern Ontario, Canada.

December 17, 2007 - EMCORE announced that it has received a purchase order to supply 5.7 MW of EMCORE's CPV systems for alternative energy projects in South Korea, along with a letter of intent for follow-on projects of 14.3 MW, expected to be released within the next six months. EMCORE also signed an agreement with DI Semicon, a semiconductor packaging company in Seoul, Korea, regarding the formation of a joint venture among DI Semicon, EMCORE and other parties. This joint venture, when fully established and commenced operations, will manufacture CPV systems in Korea for EMCORE, including systems for the 14.3 MW follow-up projects described above and will also involve a minimum purchase commitment of 15 MW annually of EMCORE CPV systems to be deployed in South Korea.

December 18, 2007 - EMCORE announced a definitive agreement to acquire the telecom-related portion of Intel’s Optical Platform Division for $85 million.  The purchase price will be paid $75 million in cash and $10 million in cash or common stock of EMCORE, at EMCORE’s option. The telecom assets to be acquired include intellectual property, assets and technology relating to tunable lasers and assemblies, tunable transponders and 300-pin transponders. The acquisition will enhance EMCORE’s presence in the telecommunications market segment and expand its fiber optics product portfolio, allowing EMCORE to provide telecom customers with a more complete product offering. The transaction is subject to regulatory review and certain other closing conditions, and is expected to close by March 2008.

January 23, 2008 - EMCORE announced that it will supply its solar CPV components and systems to the Spanish market through several agreements.

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EMCORE was awarded a 300-kilowatt (kW) CPV system contract by Spain’s Institute of Concentrator Photovoltaics Systems (ISFOC). EMCORE expects to have its CPV systems installed in Castilla-La Mancha, Spain by December 2008.

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EMCORE reached an agreement to construct an 850-kW solar power park in Extremadura, Spain. EMCORE will be utilizing its CPV solar power system and provide a turn-key solution with a scope of work including engineering, procurement, and construction (EPC). This project is expected to be completed before July 2008 in order to take advantage of the current high feed-in tariff.

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EMCORE received a purchase order for one million CPV components from a prominent CPV system integrator. This order is expected to be completed by March 2009 with CPV products being deployed in projects within the Spanish market.

January 29, 2008 – EMCORE, in privately negotiated transactions, entered into separate agreements with holders of approximately 97.5%, or approximately $83.3 million aggregate principal amount, of its outstanding 5.50% convertible senior subordinated notes due 2011 (the “Notes”) pursuant to which the holders converted their Notes into the Company’s common stock.  Upon conversion of the Notes, the Company issued 11.9 million shares of its common stock, based on a conversion price of $7.01, in accordance with the terms of the Notes.  The issuance of the Company’s common stock upon conversion of the Notes was made in reliance on the exemption from the registration requirements provided under Section 3(a)(9) of the Securities Act of 1933, which exempts the issuance of any security by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.  To incentivize the holders to convert their Notes, the Company made cash payments to such holders equal to 4% of the principal amount of the Notes converted, plus accrued interest.  In addition, on January 29, 2008, the Company called for redemption all of its remaining outstanding Notes.  The redemption date is February 20, 2008 (the “Redemption Date”), and the redemption price, which will be paid in cash, is 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date.  The Notes are convertible at any time at the option of the note holders at a conversion price of $7.01 per share. The closing price of the Company’s common stock on January 29, 2008 was $11.77. Note holders who wish to convert their Notes must do so by the close of business on February 19, 2008.

January 31, 2008 - EMCORE announced that it has signed a memorandum of understanding for the supply of between 200 MW and 700 MW of solar power systems that are scheduled for deployment in utility scale solar power projects under development in the southwestern region of the United States. EMCORE will supply and install turn-key solar power systems utilizing EMCORE's CPV systems developed at its Albuquerque, NM facility. The project developer, SunPeak Solar, is securing land and grid access throughout 2008 and project construction is expected to begin in early 2009. This agreement is not expected to contribute revenues until 2009 and is dependant on the renewal of the federal investment tax credit (ITC) extending into 2009 and beyond.

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EMCORE will discuss its quarterly results on a conference call to be held on Thursday, February 7, 2008, at 9:00 a.m. ET.  To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871. The access code for the call is 39197.  A replay of the call will be available beginning February 7, 2008 at 12:00 p.m. ET until February 14, 2008 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859 and the access code is 37247359. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets.  EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks.  EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels.  For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems.  For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward-looking statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward-looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements also include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s ability to reduce operating expenses associated with its recent acquisitions (iii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the third quarter of fiscal 2008 or expected revenues from recent and anticipated acquisitions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (b) EMCORE may encounter difficulties in integrating its recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to EMCORE’s manufacturing facilities and disruption of customer relationships (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2007 and 2006
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2007	2006

Product revenue	$44,501	$35,626
Service revenue	2,386	2,970
Total revenue	46,887	38,596

Cost of product revenue	35,556	30,941
Cost of service revenue	1,532	2,159
Total cost of revenue	37,088	33,100

Gross profit	9,799	5,496

Operating expenses:
Selling, general and administrative	16,154	12,539
Research and development	7,248	6,611
Total operating expenses	23, 402	19,150

Operating loss	(13,603)	(13,654)

Other expenses (income):
Interest income	(427)	(1,651)
Interest expense	1,205	1,262
Loss on disposal of property, plant & equipment	86	-
Foreign exchange gain	(13)	-
Total other expenses (income)	851	(389)

Net loss	$(14,454)	$(13,265)

Per share data:
Net loss per basic and diluted share	$(0.28)	$(0.26)

Weighted-average number of basic and diluted shares outstanding	52,232	50,875

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of December 31, 2007 and September 30, 2007
(in thousands, except share data)
(unaudited)

	As of December 31, 2007	As of September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$14,610	$12,151
Marketable securities	15,150	29,075
Restricted cash	1,307	1,538
Accounts receivable, net	41,282	38,151
Receivables, related parties	335	332
Inventory, net	29,625	29,205
Prepaid expenses and other current assets	4,048	4,350

Total current assets	106,357	114,802

Property, plant and equipment, net	60,294	57,257
Goodwill	41,681	40,990
Other intangible assets, net	4,899	5,275
Investments in unconsolidated affiliates	14,872	14,872
Other non-current assets, net	2,001	1,540

Total assets	$230,104	$234,736

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,309	$22,685
Accrued expenses and other current liabilities	27,413	28,776
Income taxes payable	137	137
Convertible subordinated notes	85,012	-

Total current liabilities	136,871	51,598

Convertible subordinated notes	-	84,981

Total liabilities	136,871	136,579

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 52,350 shares issued and 52,191 shares outstanding as of December 31, 2007; 51,208 shares issued and 51,049 shares outstanding as of September 30, 2007	453,358	443,835
Accumulated deficit	(358,032)	(343,578)
Accumulated other comprehensive loss	(10)	(17)
Treasury stock, at cost; 159 shares as of December 31, 2007 and September 30, 2007	(2,083)	(2,083)
Total shareholders’ equity	93,233	98,157

Total liabilities and shareholders’ equity	$230,104	$234,736

Use of Non-GAAP Measures

EMCORE provides non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as patent litigation-related charges, charges associated with our review of historical stock option grants and severance and restructuring-related expenses because these items would make results less comparable between periods.  Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table – Operating Expenses Unaudited (in thousands)	Three Months Ended December 31,
	2007	2006

Operating expenses – as reported	$23,402	$19,150
Adjusted Expenses:
Severance and restructuring-related charges	(455)	(443)
Stock option restatement-related expense	(782)	(1,811)
Non-recurring legal expenses	(965)	(846)
Stock-based compensation expense	(5,200)	(1,980)

Operating expenses – Non-GAAP	$16,000	$14,070

EMCORE CORPORATION Non -GAAP Table – Operating Loss Unaudited (in thousands)	Three Months Ended December 31,
	2007	2006

Operating loss – as reported	$(13,603)	$(13,654)
Adjusted Expenses:
Severance and restructuring-related charges	455	443
Stock option restatement-related expense	782	1,811
Non-recurring legal expenses	965	846
Stock-based compensation expense	5,449	2,326

Operating loss – Non-GAAP	$(5,952)	$(8,228)

Operating loss per basic share – Non-GAAP	$(0.11)	$(0.16)

EMCORE CORPORATION Non -GAAP Table – Net Loss Unaudited (in thousands)	Three Months Ended December 31,
	2007	2006

Net loss – as reported	$(14,454)	$(13,265)
Adjusted Expenses:
Severance and restructuring-related charges	455	443
Stock option restatement-related expense	782	1,811
Non-recurring legal expenses	965	846
Stock-based compensation expense	5,449	2,326

Net loss – Non-GAAP	$(6,803)	$(7,839)

Net loss per basic share – Non-GAAP	$(0.13)	$(0.15)

Contacts:
EMCORE Corporation
Adam Gushard - Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com